Filed pursuant to Rule 424(b)(3) and Rule 424(c)
                                           Registration Statement No. 333-106126




                              PROSPECTUS SUPPLEMENT
                       (TO PROSPECTUS DATED JULY 16, 2003)


                             -----------------------


         This Prospectus Supplement supplements the Prospectus dated July 16, 2003 (as previously supplemented by the Prospectus Supplement dated November 21, 2003 and the Prospectus Supplement dated December 2, 2003) (the "Prospectus") relating to the resale of up to 40,000,000 shares of Common Stock, par value $.01 per share (the "Common Stock"), of Evergreen Solar, Inc. (the "Company") by certain stockholders of the Company, which Prospectus was filed as part of the Company's Registration Statement on Form S-3 No. 333-106126.


                             -----------------------


         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES IN CONNECTION WITH THE OFFERING MADE PURSUANT TO THE PROSPECTUS (AS SUPPLEMENTED HEREBY), AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY OTHER PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS TO WHICH IT RELATES NOR ANY SALE OF SHARES OF COMMON STOCK COVERED HEREBY SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT INFORMATION IN THIS PROSPECTUS SUPPLEMENT IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT INFORMATION IN THE PROSPECTUS IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE THEREOF (JULY 16, 2003). THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS TO WHICH IT RELATES DO NOT CONSTITUTE AN OFFER TO OR SOLICITATION OF ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION MAY NOT BE LAWFULLY MADE.



                             -----------------------



           The date of this Prospectus Supplement is February 4, 2004.

         This Prospectus Supplement updates certain information contained in the "Selling Stockholders" and "Plan of Distribution" sections of the Prospectus in connection with the gift transfer for no consideration by certain Selling Stockholders named in the Prospectus (the "Transferors") of some or all of their shares of Common Stock of the Company to certain recipients referred to in this Prospectus Supplement (the "Transferees"). Except for information in this Prospectus Supplement, reference should be made to the accompanying Prospectus dated July 16, 2003 (as previously supplemented) and the information incorporated therein by reference.

         The following table amends and restates the information set forth in the table in the "Selling Stockholders" section of the Prospectus with respect to the Transferors and adds the following information to such table with respect to the Transferees as of February 4, 2004 setting forth, to the best of the Company's knowledge, information about the stockholdings of the Transferees.


                                                                                Number of
                                                    Number of Shares          Shares Owned
                                                  Offered Pursuant to        After Completion
                              Number of Shares    this Prospectus (1)          of Offering
                                Owned Before        (as supplemented        ------------------
Selling Stockholders              Offering               hereby)            Amount     Percent
--------------------          ----------------    --------------------      ------     -------
MHC Investment Company                    0                  0                0           0
MidAmerican Energy Foundation       474,554            474,554                0           0
George Levert                        20,000             20,000                0           0
Southern Catholic College            15,994             15,994                0           0



         (1) For purposes of the information in this column, shares of Common Stock transferred to the Transferees by the Transferors are treated as having been beneficially owned before this offering by the Transferees, rather than the Transferors.

         All of the Selling Stockholders (other than Transferees identified in this Prospectus Supplement, the Prospectus Supplement dated December 2, 2003 or the Prospectus Supplement dated November 21, 2003) acquired his, her or its shares of Common Stock offered pursuant to the Prospectus (as supplemented hereby) directly or indirectly in connection with the stock and warrant financing described in the accompanying Prospectus dated July 16, 2003 under "Recent Events." Each such Selling Stockholder represented to the Company in connection with such Acquisition that such Selling Stockholder was acquiring his, her or its shares of Common Stock in connection with the Acquisition without any present intention of effecting a distribution of those shares.